Exhibit 99.1

Xencor Reports Second Quarter 2018 Financial Results

— Dosed the First Patient in DUET-2, Phase 1 Clinical Trial of Lead Tumor Microenvironment (TME) Activator XmAb®20717 in Advanced Solid Tumors —

— Expect to Announce Topline Data from Phase 2 Trial of XmAb®5871 in Systemic Lupus Erythematosus (SLE) and Initial Data from Phase 1 Trial of XmAb®14045 in Acute Myeloid Leukemia (AML) in 4Q18 —

— Plan to Initiate Phase 3 Trial of XmAb5871 in IgG4-Related Disease (IgG4-RD) and File Investigational New Drug (IND) Applications for TME Activators XmAb®23104 and XmAb®22841 in 2H18 —

— Management to Host Conference Call at 4:30 pm ET today —

MONROVIA, Calif., August 6, 2018 — Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune disease, asthma and allergic diseases, and cancer, today reported financial results for the second quarter ended June 30, 2018 and provided a review of recent business and clinical highlights.

“Our recent activities and upcoming milestones reflect our commitment to building a broad pipeline of antibodies for the treatment of autoimmune disorders and cancer,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “In 2018, we are focused on advancing multiple oncology programs, all built from our XmAb® bispecific technology, to potentially produce a new generation of targeted immunotherapies. In addition to initiating DUET-2, the first-in-human trial of our lead TME activator, we remain on track to announce Phase 1 data from our lead bispecific oncology candidate, XmAb14045, and to file IND applications for our next two TME activators by year-end. In parallel, we continue to advance our autoimmune disease candidate, XmAb5871, toward Phase 3 development.”

Recent Business Highlights and Upcoming Clinical Plans

XmAb5871: XmAb5871 is a first-in-class monoclonal antibody that targets CD19 with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcyRIIb, a receptor that inhibits B-cell function.

•                  Initiation of Phase 3 trial in IgG4-RD expected in 2H18.

•                  Topline data from Phase 2 trial in SLE expected in 4Q18.

Bispecific Oncology Pipeline: Xencor’s initial bispecific antibody programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3). These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells. Their XmAb Fc domains confer long circulating half-lives, stability and ease of manufacture.

•                  Initial data from Phase 1 study of XmAb14045 for the treatment of AML and other CD123-expressing hematologic malignancies expected in 2018, pending alignment on timing with Novartis.

•                  Initial data from Phase 1 study of XmAb®13676 for the treatment of B-cell malignancies expected in 2019, pending alignment on timing with Novartis.

•                  Initial data from Phase 1 study of XmAb®18087 for the treatment of neuroendocrine tumors and gastrointestinal stromal tumors expected in 2019.

Xencor’s bispecific pipeline also includes a suite of TME activators that engage multiple targets, such as T-cell checkpoints or agonists.

In July 2018, Xencor dosed the first patient in DUET-2, a Phase 1 study of XmAb20717, a PD-1 x CTLA-4 dual checkpoint inhibitor. The trial is a multiple ascending dose study to determine the safety and tolerability, pharmacokinetics, pharmacodynamics, immunogenicity and preliminary anti-tumor activity of intravenous administration of XmAb20717 in patients with advanced solid tumors.

•                  IND filing for XmAb23104, a PD-1 x ICOS bispecific antibody for the treatment of multiple oncology indications, expected in 2018 and initiation of Phase 1 trial expected in 2019.

•                  IND filing for XmAb22841, a CTLA-4 x LAG-3 dual checkpoint inhibitor for the treatment of multiple oncology indications, expected in 2018 and initiation of Phase 1 trial expected in 2019.

•                  IND filing for XmAb®24306, an IL15/IL15Rα-Fc bispecific antibody for the treatment of multiple oncology indications, expected in 2019.

XmAb®7195: XmAb7195 is a first-in-class monoclonal antibody that targets IgE with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcyRIIb, resulting in three distinct mechanisms of action for reducing IgE. In a Phase 1b study, subcutaneously-administered XmAb7195 induced potent IgE reduction with improved tolerability. Xencor is currently seeking a development partner for XmAb7195.

Partnered XmAb Programs: Eight pharmaceutical companies and the National Institutes of Health are advancing novel drug candidates either discovered at Xencor or that rely on Xencor’s proprietary XmAb technology. Four such programs are currently undergoing clinical testing, including MOR208, which is in Phase 3 development as a combination agent for the treatment of relapsed or refractory diffuse large B-cell lymphoma. In addition, regulatory submissions have been filed in the U.S. and EU for Alexion’s ravulizumab (formerly ALXN1210) for the treatment of patients with paroxysmal nocturnal hemoglobinuria.

Corporate: In July 2018, Xencor announced the resignation of Edgardo Baracchini, Ph.D., Chief Business Officer, effective August 15, 2018. Xencor has initiated a search to appoint a new Chief Business Officer.

Second Quarter Ended June 30, 2018 Financial Results:

Effective January 1, 2018, Xencor adopted the new revenue recognition standard, Accounting Standard Codification 606 (ASC606). In addition to adopting the standard for 2018, revenue reported for the prior period ending June 30, 2017 has been revised to reflect the new standard.

Cash, cash equivalents and marketable securities totaled $555.4 million as of June 30, 2018, compared to $363.3 million at December 31, 2017. The increase reflects net proceeds of $245.5 million from Xencor’s sale of additional stock in March 2018, offset by cash used to fund operating activities in the six months ended June 30, 2018.

No revenues were reported for the three and six-month periods ended June 30, 2018, compared to $12.5 million and $16.0 million of income reported for the same periods in 2017. Revenues in the three and six-month periods ended June 30, 2017 were primary milestones received from the Company’s MorphoSys and CSL collaborations. Revenue reported for both periods was affected by the adoption of the new revenue recognition standard on January 1, 2018. Under historic revenue recognition methods, the Company would have recognized $0.6 million and $13.3 million of revenue for the three-month periods, and $7.5 million and $17.7 million of revenue for the six-month periods, ended June 30, 2018 and June 30, 2017, respectively.

Research and development expenditures for the second quarter ended June 30, 2018 were $23.3 million, compared to $16.9 million for the same period in 2017. Total research and development expenditures for the six-month period ended June 30, 2018 were $49.4 million, compared to $32.0 million for the same period in 2017. The increased research and development spending for the three and six months ended June 30, 2018 reflects additional spending on Xencor’s pipeline of bispecific oncology candidates.

General and administrative expenses for the second quarter ended June 30, 2018 were $5.0 million, compared to $4.1 million in the same period in 2017. Total general and administrative expenditures for the six-month period ended June 30, 2018 were $9.5 million, compared to $8.9 million for the same period in 2017. The increased spending on general and administration for the three and six months ended June 30, 2018 reflects additional facility costs resulting from the expansion of space under lease at Xencor’s Monrovia and San Diego locations and increased stock- based compensation charges.

Non-cash, share based compensation expense for the second quarter ended June 30, 2018 was $9.4 million, compared to $6.6 million for same period in 2017.

Net loss for the second quarter ended June 30, 2018 was $25.9 million, or $(0.46) on a fully diluted per share basis, compared to a net loss of $7.7 million, or $(0.17) on a fully diluted per share basis, for the same period in 2017. For the six months ended June 30, 2018, net loss was $55.4 million, or $(1.07) on a fully diluted per share basis, compared to a net loss of $23.2 million, or $(0.50) on a fully diluted per share basis, for the same period in 2017. The increased loss for the three and six months ended June 30, 2018 over the same periods in 2017 is primarily due to lower revenue and increased research and development spending in the 2018 periods.

The total shares outstanding were 55,821,310 as of June 30, 2018, compared to 46,854,762 as of June 30, 2017. The additional shares outstanding at June 30, 2018 reflect the 8,395,000 shares sold in Xencor’s March financing.

Financial Guidance:

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2023. Xencor expects to end 2018 with approximately $500 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast:

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these second quarter 2018 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers and referencing conference ID number 6399929. A live webcast of the conference call will be available online from the Investors section of the Company’s website at www.xencor.com. The webcast will be archived on the company’s website for 90 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, 11 candidates engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internal programs include: XmAb®5871 in Phase 2 development for the treatment of IgG4-Related Disease, and also for the treatment of Systemic Lupus Erythematosus; XmAb®7195 in Phase 1 development for the treatment of asthma and allergic diseases; XmAb®14045 in Phase 1 development for acute myeloid leukemia; XmAb®13676 in Phase 1 development for B-cell malignancies; XmAb®18087 in Phase 1 development for the treatment of neuroendocrine tumors and gastrointestinal stromal tumors; XmAb®20717 in Phase 1 development for the treatment of advanced solid tumors, and XmAb®22841, XmAb®23104 and XmAb®24306 in pre-clinical development for the treatment of multiple cancers. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Novartis, Amgen, MorphoSys, CSL, Alexion and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor’s president and chief executive officer and any expectations relating to Xencor’s financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor’s research and development programs, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. For a discussion of these and other factors, please refer to Xencor’s annual report on Form 10-K for the year ended December 31, 2017 as well as Xencor’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Investor Contact:

John Kuch, Senior Vice President, Finance and Chief Financial Officer, Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:

Jason I. Spark

Canale Communications for Xencor

Tel: 619-849-6005

jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

		(Revised)
	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$35,292	$16,528
Short-term marketable securities	220,116	207,603
Accounts receivable	1,283	1,142
Other current assets	12,836	5,606
Total current assets	269,527	230,879

Property and equipment, net	9,401	7,088
Long-term marketable securities	299,971	139,198
Intangible assets, net	11,531	11,148
Income tax receivable	762	1,524
Other assets	265	365

Total assets	$591,457	$390,202

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$10,839	$12,349
Deferred revenue	60,118	60,118
Other current liabilities	199	183
Total current liabilities	71,156	72,650

Deferred rent, less current portion	1,122	1,088
Total liabilities	72,278	73,738

Stockholders’ equity	519,179	316,464

Total liabilities and stockholders’ equity	$591,457	$390,202

The 2017 balance sheet was derived from the 2017 annual financial statements included in the Form 10-K that was filed on February 28, 2018 as revised to reflect the adoption of the new accounting standard for revenue recogniton, ASC606.

Xencor Inc.

Condensed Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
		(Revised)		(Revised)
	2018	2017	2018	2017
	(unaudited)		(unaudited)

Revenues	$—	$12,500	$—	$16,000

Operating expenses:
Research and development	23,332	16,919	49,418	31,967
General and administrative	4,958	4,091	9,520	8,903
Total operating expenses	28,290	21,010	58,938	40,870

Loss from operations	(28,290)	(8,510)	(58,938)	(24,870)

Other income, net	2,421	1,065	3,577	2,120
Loss before income taxes	(25,869)	(7,445)	(55,361)	(22,750)

Income tax expense	—	280	—	450

Net loss	(25,869)	(7,725)	(55,361)	(23,200)
Other comprehensive income (loss)
Net unrealized (loss) gain on marketable securities	193	(44)	(200)	201
Comprehensive loss	$(25,676)	$(7,769)	$(55,561)	$(22,999)

Net loss per share:
Basic and diluted net loss per share	$(0.46)	$(0.17)	$(1.07)	$(0.50)
Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	55,678,990	46,767,759	51,738,348	46,683,744

The condensed statements of comprehensive loss for the three and six-month period ended June 30, 2017 have been revised to reflect the adoption of the new accounting standard for revenue recogntion, ASC 606.